UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 3, 2014

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	212 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

ACP Re, Ltd., an entity controlled by the Michael Karfunkel 2005 Grantor Retained Annuity Trust, through a subsidiary, has agreed to acquire 100% of the outstanding stock of Tower Group International, Ltd. (“Tower”) for $3.00 per share and merge with Tower, subject to regulatory and shareholder approval. On January 3, 2014, the Audit Committee of the Board of Directors of AmTrust Financial Services, Inc. (the “Company” or “AmTrust”) approved the Company’s acquisition from ACP Re, Ltd. of the renewal rights and assets of Tower’s commercial lines insurance operations (“Commercial Lines Business”) and the Company’s entrance, through its wholly-owned subsidiary Technology Insurance Company, Inc., into a commercial lines cut-through quota share reinsurance agreement with Tower (the “Cut-Through Reinsurance Agreement”).

Under the Cut-Through Reinsurance Agreement, which is subject to regulatory approval and, if obtained, will be effective January 1, 2014, the Company will assume approximately $290 million of net unearned premium and 100% of the new and renewal premium generated by the Commercial Lines Business, pay a 20% ceding commission on unearned and new premium to cover expenses, and pay a fee equal to 4% of ceded premium (in-force and renewal) to cover all unallocated claims adjustment expenses. Under the Cut-Through Reinsurance Agreement, the Company has also obtained a 10-day option to reinsure, on a prospective basis, not less than 60% of the approximately $290 million unearned premium reserve relating to the Commercial Lines Business. AmTrust expects to exercise the option and to reinsure, prospectively, most of the business included in the unearned premium reserve.The Cut-Through Reinsurance Agreement will remain in effect for a one year term. If ACP Re, Ltd. terminates the merger agreement with Tower (other than due to a material breach by Tower) and the Company elects not to terminate the Cut-Through Reinsurance Agreement, the ceding commission will increase prospectively to 25% for the duration of the term.

Upon completion of the merger between ACP Re, Ltd. and Tower, the Company expects to acquire the assets necessary to support the Commercial Lines Business, including several of Tower’s domestic insurance companies, the Commercial Lines Business renewal rights, the systems, books and records required to effectively conduct the Commercial Lines Business, as well as the right to offer employment to certain Tower employees engaged in the conduct of the Commercial Lines Business. The Company will acquire these assets from ACP Re, Ltd. for the aggregate tangible book value of such companies in exchange for cash or invested assets of equal value (purchase price is dollar for dollar of tangible book value) under a stock and asset purchase agreement with ACP Re.

Upon completion of the acquisition of the Commercial Lines Business by AmTrust, a Bermuda reinsurer acquired by ACP Re, Ltd. from Tower will assume liability for losses of the Commercial Lines Business (other than the losses assumed by the Cut-Through Reinsurance Agreement) under a loss portfolio transfer agreement between the Bermuda reinsurer and each of the Commercial Lines Business insurance companies acquired by AmTrust.

The Company expects the total purchase price will be approximately $125 million. The Company also anticipates entering into a transition services agreement with ACP Re, Ltd. and National General Management Corp. and asset management agreement with ACP Re, Ltd. upon completion of the merger, the terms of which will be subject to approval by the Company’s Audit Committee.

The descriptions of the Cut-Through Reinsurance Agreement, stock and asset purchase agreement, and the loss portfolio transfer agreement (a form of which is included as an exhibit to the stock and asset purchase agreement) and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Commercial Lines Cut-Through Reinsurance Agreement, dated as of January 3, 2014, by and among Tower Insurance Company of New York, Castle Point National Insurance Company, Tower National Insurance Company, Hermitage Insurance Company, Castle Point Florida Insurance Company, Kodiak Insurance Company, North East Insurance Company, York Insurance Company of Maine, Massachusetts Homeland Insurance Company, Preserver Insurance Company, Castle Point Insurance Company, and Technology Insurance Company, Inc.

10.2	Commercial Lines Stock and Asset Purchase Agreement, dated as of January 3, 2014, between ACP Re, Ltd. and AmTrust Financial Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	January 7, 2014

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary